UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2012

Federal Signal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-6003	36-1063330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(630) 954-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 9, 2012, Federal Signal Corporation (the “Company”) announced that William G. Barker, III has resigned as the Company’s Senior Vice President and Chief Financial Officer effective October 10, 2012, in order to join Trustwave Inc. as its Chief Financial Officer.

(c) The Company has appointed Braden Waverley, 46, as the Company’s Interim Chief Financial Officer effective October 10, 2012. During the last year, Mr. Waverley served as a consultant to the Company providing advice regarding strategic alternatives for the Federal Signal Technologies Group Business, a provider of technologies and solutions to the intelligent transportation systems and public safety markets and other applications, which was recently sold by the Company to 3M Company (the “FS Tech Sale”). In this capacity, Mr. Waverley was responsible for operational functions and management of the divestiture. Previously Mr. Waverley served as Executive Chairman of CombineNet, Inc. from November 2008 to June 2010 and as Chief Operating Officer and Chief Executive Officer of Patron Systems, Inc. from February 2006 to August 2007. The Company and Mr. Waverley have executed a Consulting Agreement that details the duties and terms under which Mr. Waverley will serve as Interim Chief Financial Officer while the Company initiates an external search for a permanent Chief Financial Officer.

(e)	The material terms of Mr. Waverley’s Consulting Agreement with the Company are summarized below:

Monthly Salary: Mr. Waverley will receive $33,000 each month for his services, which shall be paid consistent with the Company’s standard payroll practices.

Short-Term Incentive Bonus: Mr. Waverley will be eligible for a cash incentive bonus for 2012, calculated and paid according to the Company’s short-term incentive bonus plan practices, prorated for the period commencing on the effective date of the Consulting Agreement and ending December 31, 2012. For periods thereafter, Mr. Waverley will be eligible for a discretionary bonus subject to approval by the Compensation and Benefits Committee of the Company’s Board of Directors.

Termination: The Consulting Agreement may be terminated by either party upon convenience upon 30 days prior notice. If the Consulting Agreement is terminated by Company without cause prior to six months from the effective date of the Consulting Agreement, the Company will pay Mr. Waverley the difference between $198,000 and the aggregate monthly salary previously paid to Mr. Waverley pursuant to the terms of the Consulting Agreement.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Consulting Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

In connection with Mr. Waverley’s provision of consulting services to the Company, primarily regarding the FS Tech Sale, in July 2011 the Company entered into a Consulting Agreement with ABW Holdings, LLC, a limited liability company in which Mr. Waverley is the sole member. In 2012, the Company paid approximately $351,000 to ABW Holdings under this agreement. Mr. Waverley received approximately $341,000 in connection with these 2012 consulting services. This Consulting Agreement was terminated by the parties on October 10, 2012.

Mr. Waverley has no family relationships with any director or executive officer of the Company.

A copy of the Company’s press release announcing these matters is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

In accordance with the Instruction to Item 5.02(c) of Form 8-K, the filing of this Form 8-K has been delayed until the date of public announcement of the events described herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibits

10.1 99.1

Consulting Agreement dated October 10, 2012 between the Company and Braden Waverley.

Press Release dated October 9, 2012, announcing appointment of Braden Waverley as Interim Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL SIGNAL CORPORATION

Dated: October 12, 2012	By:	/s/ Jennifer L. Sherman
Senior Vice President, General Counsel & Chief Administrative Officer